Exhibit 99.1
FOR IMMEDIATE RELEASE:
October 29, 2009
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION
AND FLORIDA PUBLIC UTILITIES COMPANY
COMPLETE MERGER
Dover, DE, October 29, 2009 — Chesapeake Utilities Corporation (NYSE: CPK) and Florida Public Utilities Company (NYSE AMEX: FPU) announced today the completion of their planned merger, effective yesterday, October 28, 2009. Florida Public Utilities is now a wholly owned subsidiary of Chesapeake.
The combination creates a combined energy company serving approximately 200,000 customers (117,000 natural gas, 48,000 propane and 31,000 electric customers) in the Mid-Atlantic and Florida markets with assets totaling approximately $595 million. Chesapeake and Florida Public Utilities (FPU) recognized $291.4 million and $168.5 million in revenues, respectively, and $13.6 million and $3.5 million in net income, respectively, for 2008.
Pursuant to the merger, FPU shareholders will receive 0.405 shares of Chesapeake common stock in exchange for each outstanding share of Florida Public Utilities. Chesapeake stock will continue to trade on the New York Stock Exchange under the ticker symbol “CPK”. FPU shareholders holding physical stock certificates will receive share exchange instructions for their Chesapeake shares in the next few weeks.
“Today marks the beginning of an exciting new era in Chesapeake history,” said John R. Schimkaitis, President and Chief Executive Officer of Chesapeake. “We believe this merger is a great strategic fit for both companies and we are pleased with how quickly the merger was consummated.”
Effective yesterday, John R. Schimkaitis becomes the Chairman and Chief Executive Officer of Florida Public Utilities in addition to serving as President and Chief Executive Officer of Chesapeake. Jack English, former Chairman, President and Chief Executive Officer of FPU, will stay on as a consultant and assist in the integration effort. Post-merger, George M. Bachman and Charles L. Stein will continue to serve as Chief Financial Officer and Chief Operating Officer, respectively, of FPU.
Pursuant to the merger agreement between Chesapeake and FPU, two members of the FPU Board of Directors have been appointed to the Chesapeake Board of Directors. These two new board members are Dennis S. Hudson, III and Paul L. Maddock, Jr., increasing the number of Chesapeake directors to 12. Background on the two new directors is provided below:
•	Dennis S. Hudson, III, 54, is the Chairman and Chief Executive Officer of Seacoast National Bank (NASDAQ: SBCF), and Seacoast Banking Corporation of Florida, which has offices from Orlando to Palm Beach, Florida. Hudson has been a member of both organizations’ Boards of Directors since 1983. He has held various positions in the banks, including, most recently, President and Chief Executive Officer, and prior to that, Executive Vice President and Chief Operating Officer. A member of the FPU Board of Directors since 2005, Hudson served as a member of the Audit Committee. He also serves on the Miami Board of Directors of the Federal Reserve Bank of Atlanta. Hudson is actively involved in the community having served on the Board of the Martin County YMCA Foundation; Council on Aging; St. Michael’s Independent School, the Job Training Center; and as Chairman of the Economic Council of Martin County. Hudson resides in Stuart, Florida.
•	Paul L. (Jay) Maddock, Jr., 59, is a Trustee and President of The Maddock Companies, a diversified real estate development, investment and securities holding company with operations in Palm Beach and Martin Counties, Florida; President of Palamad Development Company, Inc., a real estate development company constructing homes in Palm Beach and Martin Counties, Florida; and President of McLean-Maddock, Industries, a real estate construction and development company in Telluride, Colorado. A member of the FPU Board of Directors since 1998, Maddock served as Chairman of the Compensation Committee and as a member of the Audit Committee. He has served on the Board of the Lydian Bank and Trust since 2003, and is the Chairman of the Audit Committee and a member of the Executive Committee. He has also served on the Boards of PRB Energy, Inc., a natural gas exploration and distribution company in Colorado and Wyoming; Hale Indian River Groves, a citrus fulfillment company; Wachovia Bank of Florida; 1st United Bank and Trust; Island National Bank and Trust; and Alamac Knits, LLC, a North Carolina-based dye and knitting company. Within the community, he is also the President of THRIFT, Inc., a Palm Beach charity organization, and a committee member and former director of Good Samaritan Hospital. Maddock resides in Palm Beach, Florida.
“We’re delighted to welcome Dennis and Jay to the Chesapeake Board,” added Schimkaitis. “They bring vast experience and insight regarding the Florida business climate, as well as the energy business. Their knowledge of FPU will be an asset to the Board as the combined company positions itself for the future.”
In addition to Hudson and Maddock, Chesapeake’s Board of Directors includes: Ralph J. Adkins, Chairman; Eugene H. Bayard, Esquire; Richard Bernstein; Thomas J. Bresnan; Thomas P. Hill, Jr.; J. Peter Martin; Joseph E. Moore, Esquire; Dianna F. Morgan; Calvert A. Morgan, Jr.; and John R. Schimkaitis.
The definitive merger agreement was announced on April 20, 2009 and the transaction received all regulatory and shareholder approvals in approximately six months. The transaction was approved by both companies’ shareholders on October 22, 2009.
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For more information, contact:
Beth W. Cooper
Senior Vice President and Chief Financial Officer
Chesapeake Utilities Corporation
302.734.6799